Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-173911, 333-180357, 333-187152, 333-194438, 333-202433 and 333-209780) of RPX Corporation of our report dated April 8, 2016 relating to the financial statements of Inventus Solutions, Inc., which appears in this Current Report on Form 8‑K/A of RPX Corporation.

s/ PricewaterhouseCoopers LLP

San Jose, California
April 8, 2016